EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

AMERICAN EAGLE OUTFITTERS REPORTS

RECORD EPS OF $0.47 FOR SECOND QUARTER 2006

Provides Third Quarter EPS Guidance

Warrendale, PA, August 15, 2006 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that earnings for the second quarter ended July 29, 2006 increased 27% to $0.47 per diluted share from $0.37 per diluted share for the quarter ended July 30, 2005. Included in the second quarter 2006 earnings per diluted share of $0.47 is $0.01 per share of stock option expense, which was not included last year. Net income for the fiscal 2006 second quarter increased to $72.1 million from $58.0 million for the same period last year.

"American Eagle delivered solid top-line growth, outstanding profitability and strong cash flow for the second quarter of 2006," said CEO Jim O'Donnell. "I am very pleased with this performance, especially in light of the investments we are making in our future growth initiatives, such as our real estate strategy, aerie intimates sub-brand and our new MARTIN + OSA concept. These results are clearly the by-product of a strong and successful team effort across our organization."

Second Quarter Results

Total sales increased 17% to $602.3 million from $515.9 million in the corresponding period last year. Comparable store sales increased 10% following a 21% increase last year.

Gross profit for the second quarter increased to $274.5 million, or 45.6% as a percent to sales, from $228.0 million, or 44.2% as a percent to sales last year. Gross profit as a percent to sales reached a historical high for the second quarter, reflecting a higher merchandise margin and the leveraging of rent expense.

Selling, general & administrative expense of $143.6 million was 23.8% as a percent to sales, the company's lowest historical second quarter rate. This compared to $123.8 million, or 24.0% as a percent to sales last year. Strong comparable store sales and well-controlled, on-plan expenses contributed to the lower rate. Included in SG&A was stock option expense of approximately 30 basis points that was not included last year. Additionally, the company continued to absorb incremental expenses related to MARTIN + OSA, representing approximately 40 basis points of SG&A.

Operating income for the quarter increased 28% to $109.3 million from $85.6 million last year.  Operating income as a percent to sales increased to 18.2%, a historical high for the second quarter, compared to 16.6% last year.

Other income for the second quarter was $9.0 million compared to $4.9 million last year. The increase reflected a larger investment balance, as well as a higher yield compared to last year.

Growth Strategies Advance

The company made progress in several of its key growth strategies during the quarter, including the following developments:

  The company's real estate expansion plans continued. During the second quarter, American Eagle opened 7 new stores and remodeled 18 stores, and is on-track to complete 46 new AE store openings and 66 renovations this year. Together with 5 new MARTIN + OSA stores, total gross square footage is expected to increase 8% this year.
  During the current back-to-school season, the company launched aerie by American Eagle across all stores, including expanded aerie shops in AE stores and aerie side-by-side locations. Beginning this month, the company is opening three aerie stand-alone test stores, ranging in size from 2,200 to 2,800 square feet. The aerie collection, which includes bras, undies and dormwear was designed to complement the AE lifestyle.
  The company's new retail concept, MARTIN + OSA, uniquely targeting 25-40 year olds, will launch shortly. Early next month, the company will open its first MARTIN + OSA store in Tysons Corner, Virginia, shortly followed by North Park in Dallas, Fashion Island and San Francisco Center in California, and Woodfield Shopping Center in Chicago. The company recently signed 13 more leases for 2007 and expects to have a total of about 20 MARTIN + OSA stores opened by the end of 2007.

Capital Expenditures

Through the first six months of 2006, capital expenditures totaled $103 million. For fiscal year 2006, management continues to expect capital expenditures to be approximately $215 million.  This includes new and remodeled stores, a new Pittsburgh headquarters, a new data center, as well as an expanded Kansas distribution facility.

Third Quarter Guidance

At this time, Management expects third quarter earnings to be in the range of $0.52 to $0.54 cents per share, compared to $0.47 per share last year.  The 2006 third quarter earnings guidance includes stock option expense of approximately $0.01 per share.  For the year, stock option expense is expected to be approximately $0.04-$0.05 per share.

Conference Call Information

At 9:00 a.m. Eastern Time, on August 15, 2006, the company's management team will host a conference call to review the financial results.  To listen to the call, dial 877-601-0864 five to seven minutes prior to the scheduled start time.  The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com.  Anyone unable to listen to the call can access a replay beginning August 15, 2006 at 12:00 p.m. Eastern Time through August 29th.  To listen to the replay, dial 1-800-642-1687 and reference confirmation code 9752747#. An audio replay of the conference call will also be available at www.ae.com.

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American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 815 stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. A new branded intimates line under the name "aerie by American Eagle" arrived in American Eagle stores this Fall. The assortment includes a complete line of bras, undies and dormwear designed for American Eagle's core 15 to 25 year-old customer. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings, real estate, aerie and MARTIN + OSA.  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control.  Such factors include, but are not limited to the risk that third quarter sales, markdowns and/or earnings expectations may not be achieved, real estate and aerie growth may not occur as planned, MARTIN +OSA store openings may not proceed as planned and those other risks described in the Risk Factor Section of the Company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

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AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	July 29, 2006	January 28, 2006	July 30, 2005
	(Unaudited)		(Unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$814,090	$751,518	$625,174
Merchandise inventory	267,392	210,739	271,661
Other current assets	84,213	103,816	83,148
Assets held for sale	-	12,183	13,019
Total current assets	1,165,695	1,078,256	993,002
Property and equipment, net	404,390	345,518	338,512
Goodwill, net	9,950	9,950	9,950
Long-term investments	117,291	145,774	125,568
Other assets, net	39,240	26,151	39,842
Total Assets	$1,736,566	$1,605,649	$1,506,874

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$175,934	$139,197	$145,939
Accrued compensation and payroll taxes	26,542	51,891	28,154
Accrued rent	49,954	52,506	47,268
Accrued income and other taxes	35,397	43,273	17,655
Unredeemed stored value cards and gift certificates	25,371	43,045	19,111
Current portion of deferred lease credits	10,402	10,406	10,377
Other current liabilities	15,026	15,010	12,673
Total current liabilities	338,626	355,328	281,177
Deferred lease credits	60,036	60,087	58,337
Other non-current liabilities	44,516	34,682	31,108
Total non-current liabilities	104,552	94,769	89,445
Total stockholders' equity	1,293,388	1,155,552	1,136,252
Total Liabilities and Stockholders' Equity	$1,736,566	$1,605,649	$1,506,874
Current Ratio	3.44	3.03	3.53

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AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts) (Unaudited)
	Three Months Ended
	July 29, 2006	% of Sales	July 30, 2005	% of Sales

Net sales	$602,326	100.0%	$515,868	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	327,792	54.4%	287,888	55.8%
Gross profit	274,534	45.6%	227,980	44.2%
Selling, general and administrative expenses	143,577	23.8%	123,774	24.0%
Depreciation and amortization	21,705	3.6%	18,581	3.6%
Operating income	109,252	18.2%	85,625	16.6%
Other income, net	8,969	1.5%	4,861	0.8%
Income before income taxes	118,221	19.7%	90,486	17.4%
Provision for income taxes	46,122	7.7%	32,452	6.3%
Income from continuing operations, net of tax	72,099	12.0%	58,034	11.1%
Income from discontinued operations, net of tax	-	0.0%	(15)	0.0%
Net income	$72,099	12.0%	$58,019	11.1%

Basic per common share amounts:
Income from continuing operations	$0.48		$0.38
Income from discontinued operations	-		-
Net income per basic common share	$0.48		$0.38

Diluted per common share amounts:
Income from continuing operations	$0.47		$0.37
Income from discontinued operations	-		-
Net income per diluted common share	$0.47		$0.37

Weighted average common shares outstanding - basic	149,204		153,943
Weighted average common shares outstanding - diluted	152,807		157,806

	Six Months Ended
	July 29, 2006	% of Sales	July 30, 2005	% of Sales

Net sales	$1,124,754	100.0%	$972,345	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	596,404	53.0%	522,205	53.7%
Gross profit	528,350	47.0%	450,140	46.3%
Selling, general and administrative expenses	279,893	24.9%	240,863	24.8%
Depreciation and amortization	40,938	3.6%	36,683	3.8%
Operating income	207,519	18.5%	172,594	17.7%
Other income, net	17,064	1.5%	8,389	0.9%
Income before income taxes	224,583	20.0%	180,983	18.6%
Provision for income taxes	88,328	7.9%	67,765	7.0%
Income from continuing operations, net of tax	136,255	12.1%	113,218	11.6%
Income from discontinued operations, net of tax	-	0.0%	74	0.0%
Net income	$136,255	12.1%	$113,292	11.6%

Basic per common share amounts:
Income from continuing operations	$0.92		$0.74
Income from discontinued operations	-		-
Net income per basic common share	$0.92		$0.74

Diluted per common share amounts:
Income from continuing operations	$0.89		$0.72
Income from discontinued operations	-		-
Net income per diluted common share	$0.89		$0.72

Weighted average common shares outstanding - basic	148,840		152,763
Weighted average common shares outstanding - diluted	152,407		156,961
Total gross square footage at end of period:	4,911,192		4,631,461
Store count at end of period:	883		854

CONTACT:
American Eagle Outfitters, Inc.	OR	Financial Media Contact
Judy Meehan, 724-776-4857		Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660